SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SYNERGY RESOURCES CORPORATION
(Name of Registrant as Specified In Its Charter)
William T. Hart - Attorney for Registrant
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☐        $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)          Title of each class of securities to which transaction applies:

________________________________________________________________

2)          Aggregate number of securities to which transaction applies:

________________________________________________________________

3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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SYNERGY RESOURCES CORPORATION
20203 Highway 60
 Platteville, CO 80651
(970) 737-1073

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 2014

To the Shareholders:

    Notice is hereby given that Synergy Resources Corporation’s (the “Company”) annual meeting of the shareholders will be held at Greeley Country Club, 4500 West 10th Street, Greeley, Colorado 80634 on April 16, 2014, at 10:00 am Mountain Time, for the following purposes:

(1)	To elect the directors who shall constitute the Company’s Board of Directors for the ensuing year;

(2)	To approve an amendment to the Company’s Articles of Incorporation increasing the amount of common stock the Company is authorized to issue from 100,000,000 shares to 200,000,000 shares;

(3)
To ratify the appointment of EKS&H LLLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2014;

to transact such other business as may properly come before the meeting.

    February 28, 2014 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting.  Shareholders are entitled to one vote for each share held.  As of February 28, 2014 there were 76,685,709 issued and outstanding shares of the Company’s common stock.

    The Company’s Board of Directors recommends that the Company’s shareholders vote in favor of the nominees to the board of directors and proposals (2) and (3).

March 13, 2014	SYNERGY RESOURCES CORPORATION Ed Holloway Co-Chief Executive Officer

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
AND SIGN, DATE AND RETURN THE PROXY CARD.
TO SAVE THE COST OF FURTHER SOLICITATION,
PLEASE VOTE PROMPTLY

SYNERGY RESOURCES CORPORATION
20203 Highway 60
 Platteville, CO 80651
(970) 737-1073

PROXY STATEMENT

The accompanying proxy is solicited by the Company’s directors for voting at the annual meeting of shareholders to be held on April 16, 2014, and at any and all adjournments of such meeting.  If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders.  Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above or in person at the time of the meeting.  Additionally, any later dated proxy will revoke a previous proxy from the same shareholder.  This proxy statement was posted on the Company’s website on or about March 14, 2014.

There is one class of capital stock outstanding.  Provided a quorum consisting of one third of the shares entitled to vote is present at the meeting or by proxy, the affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to elect directors and adopt other proposals to come before the meeting.  Cumulative voting is not permitted.

Shares of the Company’s common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting.  "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority.  Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

The following table shows, as of February 28, 2014, information with respect to those persons owning beneficially 5% or more of the Company’s common stock and the number and percentage of outstanding shares owned by each officer and director, and by all officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name	Number of Shares (1)	Percent of Class (2)

Ed Holloway (3)	3,247,887	4.3%
William E. Scaff, Jr. (4)	3,247,887	4.3%
Frank L. Jennings	224,000	0.3%
Craig Rasmuson	115,000	0.2%
Valerie S. Dunn	217,500	0.3%
Rick A. Wilber	685,011	0.9%
George Seward	1,999,990	2.6%
R. W. Nofsinger, III	288,425	0.4%
Raymond E. McElhaney	275,725	0.3%
Bill M. Conrad	242,225	0.3%
All officers and directors as a group (10 persons)	10,543,650	13.7%

(1)	Share ownership includes shares issuable upon the exercise of options and warrants, all of which are exercisable on or by April 30, 2014, held by the persons listed below.

Name	Shares Issuable Upon Exercise of Options and Warrants	Option or Warrant Exercise Price	Expiration Date
Frank L. Jennings	150,000	$4.40	3/7/2021
Craig D. Rasmuson	30,000	$3.00	12/31/2018
Craig D. Rasmuson	10,000	$2.40	9/27/2020
Craig D. Rasmuson	20,000	$2.80	9/22/2021
Craig D. Rasmuson	25,000	$3.67	9/21/2022
Valerie S. Dunn	100,000	$2.50	7/1/2020
Valerie S. Dunn	25,000	$3.35	7/21/2021
Valerie S. Dunn	10,000	$3.08	7/1/2022

(2)	Computed based upon 76,685,709 shares of common stock outstanding as of February 28, 2014 plus adjustments for shares issuable upon exercise of options and warrants.

(3)	Shares are held of record by various trusts and limited liability companies controlled by Mr. Holloway.

(4)	Shares are held of record by various trusts and limited liability companies controlled by Mr. Scaff.

ELECTION OF DIRECTORS

Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the current directors listed below to serve as members of the Board of Directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

All current directors have consented to stand for re-election.  In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

The Company’s officers and directors are listed below.  Directors are generally elected at the annual shareholders’ meeting, and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified.  Executive officers are elected by the directors and serve at their discretion.

Name	Age	Position

Ed Holloway	62	Co-Chief Executive Officer and Director
William E. Scaff, Jr.	56	Co-Chief Executive Officer, Treasurer and Director
Frank L. Jennings	63	Chief Financial Officer
Craig D. Rasmuson	45	Chief Operating Officer
Valerie S. Dunn	54	Secretary
Rick A. Wilber	66	Director
George Seward	63	Director
R.W. Noffsinger, III	39	Director
Raymond E. McElhaney	57	Director
Bill M. Conrad	57	Director

Ed Holloway – Mr. Holloway has been an officer and director since September 2008.  Mr. Holloway co-founded Cache Exploration Inc., an oil and gas exploration and development company.  In 1987, Mr. Holloway sold the assets of Cache Exploration to LYCO Energy Corporation.  He rebuilt Cache Exploration and sold the entire company to Southwest Production a decade later.  In 1997, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas.  In 2001, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas.  Mr. Holloway holds a degree in Business Finance from the University of Northern Colorado and is a past president of the Colorado Oil and Gas Association.

William E. Scaff, Jr. – Mr. Scaff has been an officer and director since September 2008.  Between 1980 and 1990, Mr. Scaff oversaw financial and credit transactions for Dresser Industries, a Fortune 50 oilfield equipment company.  Immediately after serving as a regional manager with TOTAL Petroleum between 1990 and 1997, Mr. Scaff co-founded, and since that date co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas.  In 2001, Mr. Scaff co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas.  Mr. Scaff holds a degree in Finance from the University of Colorado.

Frank L. Jennings – In 2007, Mr. Jennings was appointed to serve on a part-time basis as the Chief Financial Officer of Brishlin Resources, Inc. (predecessor to the Company).  In March 2011, he joined the Company on a full-time basis.  From 2001 until 2011, Mr. Jennings was an independent consultant providing financial accounting services, primarily to smaller public companies.  From 2006 until 2011, he also served as the Chief Financial Officer of Gold Resource Corporation (NYSE MKT:GORO).  From 2000 to 2005, he served as the Chief Financial Officer and a director of Global Casinos, Inc., a publicly traded corporation, and from 1994 to 2001 he served as Chief Financial Officer of American Educational Products, Inc. (NASDAQ:AMEP), before it was purchased by Nasco International.  After his graduation from Austin College with a degree in economics and from Indiana University with an MBA in finance, he joined the Houston office of Coopers & Lybrand.  He also spent four years as the manager of internal audit for The Walt Disney Company.

Craig D. Rasmuson – Mr. Rasmuson was appointed as the Company’s Chief Operating Officer January 22, 2014.  Since September 2008, Mr. Rasmuson has held various positions with the Company and most recently served as Vice President of Operations.  Mr. Rasmuson graduated from Ashland University (Ohio) with a Bachelor of Science degree.  He has worked in the DJ Basin / Wattenberg Field since 2006.  Prior to his tenure at the Company, he worked for DCP Midstream and PDC Energy.

Valerie S. Dunn – Ms. Dunn was appointed as the Company’s Secretary on January 22, 2014, and will continue to serve as the Company’s controller, a position she has held since September 2008.  Between 1982 and 1984, Ms. Dunn was a revenue accountant for Ladd Petroleum in Denver, CO.  From 1984 to 2008, she worked for private oil and gas companies in the DJ Basin focused in the Wattenberg Field.  Ms. Dunn holds a degree in accounting from the University of Northern Colorado.

Rick A. Wilber – Mr. Wilber has been a director since September 2008.  Since 1984, Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies.  In 1974, Mr. Wilber was co-founder of Champs Sporting Goods, a retail sporting goods chain, and served as its President from 1974-1984.  He has been a Director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees.  Mr. Wilber was a director of Ultimate Software Group between October 1997 and May 2000.  He served as a director of Royce Laboratories, Inc., a pharmaceutical concern, from 1990 until it was sold to Watson Pharmaceuticals, Inc. in April 1997 and was a member of its compensation committee.

Raymond E. McElhaney – Mr. McElhaney has been a director since May 2005.  Since January 2013, he has been the President of a private financial company, Longhorn Investments, LLC.  Until December 2012, he was the President of MCM Capital Management Inc., a privately held financial management company.  Mr. McElhaney is a seasoned executive with numerous appointments, directorships and consulting roles with both private and public companies in a variety of industries and business sectors.  Mr. McElhaney has a strong background in oil and gas exploration and management and was a former Officer and Director of Wyoming Oil and Minerals and a Director of United States Exploration, Inc., both publically traded companies. Mr. McElhaney was a managing partner in the Waco Pipeline, a natural gas gathering system. Over the course of his career, Mr. McElhaney has advised companies on M&A and equity deals, commercial finance transactions, stock offerings, spinoffs and joint venture arrangements. Mr. McElhaney has been involved as an owner breeder of Thoroughbred race horses since 1981. Mr. McElhaney received his Bachelor of Science Degree in Business Administration from the University of Northern Colorado in 1978.

Bill M. Conrad – Mr. Conrad has been a director since May 2005.  He has been involved in several aspects of the oil and gas industry over the past 30 years.  Since January, 2013, Mr. Conrad has served as chairman of the board of PetroShare Corp., a privately held Colorado corporation engaged in the oil and gas industry.  From February 2002 until June 2005, Mr. Conrad served as President and director of Wyoming Oil & Minerals, Inc., and from 2000 until April 2003, he served as Vice-President and a director of New Frontier Energy, Inc.  Since June 2006, Mr. Conrad has served as director of Gold Resources Corporation, a NYSE traded company, engaged in the mining industry.  In January 2014, Mr. Conrad was elected as chairman of the board for Gold Resource Corporation.  In 1990, Mr. Conrad co-founded MCM Capital Management, Inc., and served as its Vice-President until December 2012.  Mr. Conrad has a rich background with a depth of experience in financial and business consulting with a variety of private and public companies.

R.W. “Bud” Noffsinger, III – Mr. Noffsinger has been a director since September 2009.  Mr. Noffsinger has been the President/ CEO of RWN3 LLC, a company involved with investment securities, since February 2009.  Previously, Mr. Noffsinger was the President (2005 to 2009) and Chief Credit Officer (2008 to 2009) of First Western Trust Bank in Fort Collins, Colorado.  Prior to his association with First Western, Mr. Noffsinger was a manager with Centennial Bank of the West (now Guaranty Bank and Trust).  Mr. Noffsinger’s focus at Centennial was client development and lending in the areas of commercial real estate, agriculture and natural resources.  Mr. Noffsinger is a graduate of the University of Wyoming and holds a Bachelor of Science degree in Economics with an emphasis on natural resources and environmental economics.

George Seward – Mr. Seward has been a director since July 2010. Mr. Seward cofounded Prima Energy in 1980 and served as its Secretary until 2004, when Prima was sold to Petro-Canada for $534,000,000.  At the time of the sale, Prima had 152 billion cubic feet of proved gas reserves and was producing 55 million cubic feet of gas daily from wells in the D-J Basin in Colorado and the Powder River Basin of Wyoming and Utah.  Since March 2006 Mr. Seward has been the President of Pocito Oil and Gas, a limited production company, with operations in northeast Colorado, southwest Nebraska and Barber County, Kansas.  Mr. Seward has also operated a diversified farming operation, raising wheat, corn, pinto beans, soybeans and alfalfa hay in southwestern Nebraska and northeast Colorado, since 1982.

The Company believes Messrs. Holloway, Scaff, McElhaney, Conrad and Seward are qualified to act as directors due to their experience in the oil and gas industry.  The Company believes Messrs. Wilber and Noffsinger are qualified to act as directors as result of their experience in financial matters.

Rick Wilber, Raymond McElhaney, Bill Conrad and R.W. Noffsinger, are considered independent as that term is defined Section 803.A of the NYSE MKT Rules.

The members of the Company’s compensation committee are Rick Wilber, Raymond McElhaney, Bill Conrad, and R.W. Noffsinger.  The members of the Company’s Audit Committee are Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  Mr. Noffsinger acts as the financial expert for the Audit Committee of the Company’s board of directors.

The Company has adopted a Code of Ethics which is applicable to all of the Company’s officers and employees.  The Code of Ethics is available on the Company’s website, located at www.syrginfo.com.

If a violation of this code of ethics act is discovered or suspected, the officer or employee, as the case may be should (anonymously, if desired) send a detailed note, with relevant documents to the Company’s Audit Committee, c/o R.W. Noffsinger, at the company’s offices, located at 20203 Highway 60, Platteville, Colorado 80651.

The Company’s Board of Directors met four times during the fiscal year ended August 31, 2013.  All of the Directors attended these meetings, either in person or by telephone conference call.  In addition, the Board of Directors had a number of informal telephonic meetings during the course of the year.

For purposes of electing directors at its annual meeting the Company does not have a nominating committee or a committee performing similar functions.  The Company’s Board of Directors does not believe a nominating committee is necessary since the nominees to the Board of Directors are selected by a majority vote of the Company’s independent directors.

The Company does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the Board of Directors and under Colorado law, any shareholder can nominate a person for election of a director at the annual shareholders’ meeting.  However, the Company’s Board of Directors will consider candidates recommended by shareholders.  To submit a candidate for the Board of Directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s Chief Executive Officer, at the address shown on the cover page of this proxy statement.  The Board has not established any specific qualifications or skills a nominee must meet to serve as a director.  Although the Board does not have any process for identifying and evaluating director nominees, the Board does not believe there would be any differences in the manner in which the Board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person.

The meeting scheduled to be held on April 16, 2014 will be the Company’s third annual meeting. The Company does not have a policy with regard to Board member’s attendance at annual meetings.

Holders of the Company’s common stock can send written communications to the Company’s entire Board of Directors, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices in Platteville, Colorado.  Communications addressed to the Board of Directors as whole will be delivered to each Board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

Security holder communications not sent to the Board of Directors as a whole or to specified Board members may not be relayed to Board members.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) outlines the Company’s compensation philosophy, objectives and process for its executive officers.  This CD&A includes information on how compensation decisions are made, the overall objectives of the Company’s compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the Company’s executive officer compensation program.

The Compensation Committee determines the compensation of the Company’s officers.

The Company’s compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests. The philosophy’s objective is to provide fair compensation based upon the employee’s position, experience and individual performance.

    The Company’s compensation program is structured to be competitive both in its design and in the total compensation offered.

    The Company does not believe that its compensation program encourages any of its employees to take risks that would be likely to have a material adverse effect on the Company.  The Company reached this conclusion based on management’s opinion that the salaries paid to employees are consistent with the employees’ duties and responsibilities.

Review of Executive Officer Compensation

The Company’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation.  For instance, if the exercise price on options that are granted in a previous year is less than the listed stock price the next year, the Company does not take that into consideration in determining the amount of the options which may be granted in a subsequent year.  Similarly, if the options granted in a previous year become more valuable, the Company does not take that into consideration in determining the options which may be awarded for the next year.

Components of Compensation—Executive Officers

The Company’s executive officers are compensated through the following four components:

•	Base salary
•	Stock options
•	Benefits
•	Specially tailored bonus programs

A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits.  The Company wants to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that the Company’s stockholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair.

Base Salaries

Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other oil and gas exploration and development companies and other publicly traded companies of comparable size.

Long-Term Incentives

Stock option grants help to align the interests of the Company’s officers with those of its shareholders.  Options grants are made under the Company’s Stock Option Plan.

The Company believes that grants of stock options:

•	Enhance the link between the creation of shareholder value and long-term executive incentive compensation;
•	Provide focus, motivation and retention incentive; and
•	Provide competitive levels of total compensation.

Benefits

In addition to cash and equity compensation programs, executive officers participate in the health insurance programs available to the Company’s other employees.

All executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees. The Company matches participant’s contribution in cash, not to exceed 4% of the participant’s total compensation.

Summary Compensation Table

The following table shows the compensation paid or accrued to the Company’s executive officers during each of the three years ended August 31, 2013 (in thousands).

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total

Ed Holloway, President and Chief Executive Officer (6)	2013	$330	$200	$-	$-	$10	$540
	2012	$300	$100	$-	$-	$10	$410
	2011	$300	$100	$-	$-	$10	$410

William E. Scaff, Jr. Executive Vice President, Secretary and Treasurer (6)	2013	$330	$200	$-	$-	$10	$540
	2012	$300	$100	$-	$-	$10	$410
	2011	$300	$100	$-	$-	$10	$410

Frank L. Jennings, Chief Financial Officer	2013	$180	$-	$-	$-	$7	$187
	2012	$180	$-	$-	$-	$5	$185
	2011	$88	$-	$220	$404	$-	$712

(1)	The dollar value of base salary (cash and non-cash) earned.

(2)	The dollar value of bonus (cash and non-cash) earned.

(3)	The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.

(4)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.

(5)	All other compensation received that we could not properly report in any other column of the table.

(6)	On January 22, 2014 Mr. Holloway and Mr. Scaff, Jr. were appointed as Co-Chief Executive Officers and Valerie S. Dunn replaced Mr. Scaff as the Company’s Secretary.

The compensation to be paid to Mr. Holloway, Mr. Scaff and Mr. Jennings will be based upon their employment agreements which are described below.  All material elements of the compensation paid to these officers are discussed below.

On June 1, 2010, the Company entered into employment agreements with Mr. Holloway and Mr. Scaff.  The employment agreements, which expired on May 31, 2013, provide that the Company will pay Mr. Holloway and Mr. Scaff each a monthly salary of $25,000 and require both Mr. Holloway and Mr. Scaff to devote approximately 80% of their time to the Company’s business.  In addition, for every 50 net vertical wells that begin producing oil and/or gas after June 1, 2010, whether as the result of the Company’s successful drilling efforts or acquisitions, the Company would issue to each of Mr. Holloway and Mr. Scaff, a cash payment of $100,000 or shares of common stock in an amount equal to $100,000 divided by the average closing price of the Company’s common stock for the 20 trading days prior to the date the 50th well began producing.

Effective June 1, 2013 the Company entered into new employment agreements with Mr. Holloway, and Mr. Scaff, Jr.  The employment agreements, which expire on May 31, 2016, provide that the Company will pay Mr. Holloway and Mr. Scaff each an annual salary of $420,000 and require Mr. Holloway and Mr. Scaff to devote approximately 80% of their time to the Company.  In addition, for every 50 wells that begin producing oil and/or gas after June 1, 2013, whether as the result of the Company’s successful drilling efforts or acquisitions, the Company will pay Mr. Holloway and Mr. Scaff each $100,000, up to a maximum $300,000 during any 12 month period, provided that:

•	each horizontal well that meets the criteria above will count toward seven wells (as adjusted to reflect the Company’s net working interest in each horizontal well), and

•
the unpaid balance pertaining to any wells included in the previous “50 well bonus program” that first began producing commercial quantities of oil and/or gas as a result of the successful drilling efforts, or as the result of a completed acquisition by the Company, during the three year period ended May 31, 2013, will be counted toward the 50 net well limit applicable for the period beginning June 1, 2013.

The employment agreements will terminate upon the death of Mr. Holloway or Mr. Scaff, their disability or for cause, as the cause may be.  If the employment agreement is terminated for any of these reasons, the employee or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

The employment agreements with Mr. Holloway and Mr. Scaff will also terminate if a Change of Control has occurred.  In the event of a Change in Control, Mr. Holloway and Mr. Scaff can resign as an employee of Synergy and Synergy will pay Mr. Holloway and Mr. Scaff the greater of twelve months of salary or the amount due under their employment agreements.  Whether or not Mr. Holloway of Mr. Scaff resigns as a result of a Change in Control event, all options or bonus shares of Synergy held by Mr. Holloway and Mr. Scaff will become fully vested.

The new employment agreements with Mr. Holloway and Mr. Scaff were approved by the Company’s Compensation Committee and Board of Directors.

On June 23, 2011 the Company’s directors approved an employment agreement with Frank L. Jennings, the Company’s Chief Financial Officer.  The employment agreement provides that the Company will pay Mr. Jennings a monthly salary of $15,000 and issue to Mr. Jennings:

•	50,000 shares of the Company’s restricted common stock; and

•
options to purchase 150,000 shares of the Company’s common stock.  The options are exercisable at a price of $4.40 per share, vest over three years in 50,000 share increments beginning March 6, 2012, and expire on March 7, 2021.

The employment agreement expires on March 7, 2014 and requires Mr. Jennings to devote all of his time to the Company’s business.

Generally, if an officer resigns within 90 days of a relocation (or demand for relocation) of his place of employment to a location more than 35 miles from his then current place of employment, the employment agreement will be terminated and the officer will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by the officer will vest immediately.

In the event there is a change in control, the employment agreements allows an officer to resign from his position and receive a lump-sum payment equal to 12 months’ salary.  In addition, the unvested portion of any stock options held by the officer will vest immediately.  For purposes of the employment agreement, a change in the control means: (1) a merger with another entity if after such merger the Company’s shareholders do not own at least 50% of the voting capital stock of the surviving corporation; (2) the sale of substantially all of the Company’s assets; (3) the acquisition by any person of more than 50% of the Company’s common stock; or (4) a change in a majority of the Company’s directors which has not been approved by the Company’s incumbent directors.

The employment agreements mentioned above will terminate upon the employee’s death, or disability or may be terminated by the Company for cause.  If the employment agreement is terminated for any of these reasons, the employee, or his legal representatives as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

For purposes of the employment agreements, “cause” is defined as:

(i)	the conviction of the employee of any crime or offense involving, or of fraud or moral turpitude, which significantly harms the Company;

(ii)	the refusal of the employee to follow the lawful directions of the Company’s board of directors;

(iii)	the employee’s negligence which shows a reckless or willful disregard for reasonable business practices and significantly harms the Company; or

(iv)	a breach of the employment agreement by the employee.

Executive officer compensation, as provided above, is structured to be competitive both in its design and in the total compensation offered.  The Compensation Committee of the Board of Directors determines the compensation of the Company’s officers.  The Committee’s philosophy on officer compensation is to align executive and shareholder interests. The philosophy’s objective is to provide fair compensation based upon the individual’s position, experience and individual performance.

The Company’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation.

A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits.  The Company desires to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that the Company’s stockholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair.

The key components of the Company’s executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is the Company’s policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the oil and gas exploration and development industry. Accordingly, data on compensation practices followed by other companies in the oil and gas exploration and development industry is considered.

Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other oil and gas exploration and development companies and other publicly traded companies of comparable size.

Stock option grants help to align the interests of the Company’s officers with those of its shareholders. Options grants are made under the Company’s Stock Option Plan.

The Company believes that grants of stock options:

●	Enhance the link between the creation of shareholder value and long-term executive incentive compensation;
●	Provide focus, motivation and retention incentive; and
●	Provide competitive levels of total compensation.

The Company’s long-term incentive program includes of periodic grants of stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Decisions made regarding the timing and size of option grants take into account our performance and that of the employee, “competitive market” practices, and the size of the option grants made in prior years. The weighting of these factors varies and is subjective.

In addition to cash and equity compensation programs, executive officers participate in the health insurance programs available to our other employees.

All executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees.  The Company matches participant’s contribution in cash, not to exceed 4% of the participant’s total compensation.

Employee Pension, Profit Sharing or other Retirement Plans.  Effective November 1, 2010, the Company adopted a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all of the Company’s employees.  The Company matches participant’s contributions in cash, not to exceed 4% of the participant’s total compensation.  Other than this 401(k) Plan, the Company does not have a defined benefit pension plan, profit sharing or other retirement plan.

Stock Option and Bonus Plans

The Company has three stock award plans: (i) a 2011 non-qualified stock option plan, (ii) a 2011 incentive stock option plan, and (iii) a 2011 stock bonus plan.  Each plan authorizes the issuance of shares of common stock to persons that exercise options granted pursuant to the Plan.  Employees, directors, officers, consultants and advisors are eligible to receive such awards, provided that bona fide services be rendered by such consultants or advisors and such services must not be in connection with promoting the Company’s stock or the sale of securities in a capital-raising transaction.  The option exercise price is determined by the Company’s directors, though generally is based upon the closing market price of the Company’s shares on the date of grant.

Summary.  The following is a summary of options granted or shares issued pursuant to the Plans as of February 28, 2014.  Each option represents the right to purchase one share of the Company’s common stock.

Name of Plan	Total Shares Reserved Under Plans	Reserved for Outstanding Options	Shares Issued as Stock Bonus	Remaining Options/Shares Under Plans

2011 Non-Qualified Stock Option Plan	5,000,000	2,039,000	—	2,825,000
2011 Incentive Stock Option Plan	2,000,000	—	—	2,000,000
2011 Stock Bonus Plan	2,000,000	—	185,000	1,815,000

Options

The following table shows information concerning the options exercised during the fiscal year ended August 31, 2013 by the persons named below:

Name	Date of Exercise	Shares Acquired On Exercise	Value Realized (in thousands)

Ed Holloway	August 27, 2013	486,978	$ 4,154
William E. Scaff, Jr.	August 27, 2013	486,978	$ 4,154

The following table shows information concerning the Company’s outstanding options as of February 28, 2014.

	Shares underlying
	unexercised options
	which are:		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Frank L. Jennings	100,000	50,000	$4.40	3/7/2021
Craig D. Rasmuson	85,000	245,000	$2.40 to $9.63	9/22/2023
Valerie S. Dunn	135,000	115,000	$2.50 to $7.36	7/1/2023
All other optionholders	233,000	1,076,000	(1)	(1)

(1)
Options were issued to several employees pursuant to the 2011 Non-Qualified Stock Option Plan.  The exercise price of the options varies between $2.40 and $10.67 per share.  The options expire at various dates between December 2018 and January, 2024.

The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Non-Qualified Stock Option Plan or otherwise as of August 31, 2013.

Plan Category	Available Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options
Non-Qualified Stock Option Plan	1,820,000	$ 4.88

Compensation of Directors During Year Ended August 31, 2013 (in thousands)

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total

Rick Wilber	$—	54	—	$54
Raymond McElhaney	29	33	—	62
Bill Conrad	64	—	—	64
R.W. Noffsinger	64	—	—	64
George Seward	56	—	—	56
	$213	87	—	$300

(1)	The fair value of stock issued for services computed in accordance with ASC 718.

(2)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.

Compensation Committee

During the year ending August 31, 2013 the Company had a Compensation Committee which was comprised of Rick Wilber, Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  During the year ended August 31, 2013 the Compensation Committee met on one occasion. All members of the Compensation Committee attended these meetings.

During the year ended August 31, 2013, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the compensation committee of such entity.

The Company’s Board of Directors has adopted a written charter for the compensation committee, a copy of which can be found on the Company’s website at:

www.syrginfo.com

The following is the report of the Compensation Committee:

The key components of the Company’s executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options.  It is the Company’s policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the oil and gas exploration and development industry.  Accordingly, data on compensation practices followed by other companies in the oil and gas exploration and development industry is considered.

The Company’s long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Decisions made regarding the timing and size of option grants take into account the performance of both the Company and the employee, “competitive market” practices, and the size of the option grants made in prior years.  The weighting of these factors varies and is subjective.

During the year ending August 31, 2013, the compensation paid to the Company’s executive officers was based on their employment contracts.

The foregoing report has been approved by the members of the Compensation Committee:

Rick Wilber
Raymond McElhaney
Bill Conrad
R.W. Noffsinger

Audit Committee

During the year ended August 31, 2013 the Company had an Audit Committee comprised of Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  All members of the Audit Committee are independent as independence is defined by Section 803 of the NYSE Amex’s Listing Standards.  R.W. Noffsinger serves as the audit committee’s financial expert.  The purpose of the Audit Committee is to review and approve the selection of the Company’s independent registered public accounting firm and review the Company’s financial statements with the Company’s independent registered public accounting firm.

During the fiscal year ended August 31, 2013, the Audit Committee met on four occasions.  All members of the Audit Committee attended these meetings.

The following is the report of the Audit Committee:

(1)	The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended August 31, 2013 with the Company’s management.

(2)
The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 114 “The Auditor's Communication With Those Charged With Governance”.

(3)
The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards,  and had discussed with the Company’s independent registered public accounting firm the independent registered public accounting firm’s independence; and

(4)
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013 for filing with the Securities and Exchange Commission.

(5)
During the year ended August 31, 2013 the Company paid EKS&H LLLP, the Company’s independent registered public accounting firm, fees for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Form 10-Q reports for the fiscal year and all regulatory filings. The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from the Company.

The foregoing report has been approved by the members of the Audit Committee:

Raymond McElhaney
Bill Conrad
R.W. Noffsinger

The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found on the Company’s website at www.syrginfo.com.

Certain Relationships and Related Transactions

Any transaction between the Company and related parties must be approved by a majority of the Company’s disinterested directors.

Pursuant to the terms of an Administrative Services Agreement, through June 30, 2010, Petroleum Management, LLC provided the Company with office space and equipment storage in Platteville, Colorado, as well as secretarial, word processing, telephone, fax, email and related services for a fee of $20,000 per month.  From July 1, 2010 until June 30, 2013, the Company leased the office space and equipment storage yard from HS Land & Cattle, LLC at a rate of $10,000 per month.  Commencing July 1, 2013, the Company leased corporate offices, field offices, and an equipment yard from HS Land & Cattle, at a rate of $15,000 per month.

Petroleum Management, LLC and HS Land and Cattle, LLC are controlled by Ed Holloway and William Scaff, Jr., two of the Company’s officers.

The Company has a program to acquire undeveloped mineral interests in several Colorado and Nebraska counties.  George Seward, a member of the Company’s board of directors, agreed to lead that program.  In the aggregate, the Company has leased approximately 120,000 net mineral acres in the area.  The Company agreed to compensate the persons, including Mr. Seward, who assisted in the acquisition effort.  The compensation is paid in the form of restricted shares of the Company’s common stock.  Amounts received by Mr. Seward are summarized in the following table:

	For the years ended August 31,
	2013	2012	2011

Restricted shares of common stock	74,941	188,137	40,000
Value of restricted common stock (in thousands)	$217	$491	$164

In addition, some of the mineral interests were leased from Mr. Seward.  The following table summarizes the net acres leased from Mr. Seward, the number of restricted common shares issued to him, and the value of those shares on the date of the transaction:

	For the years ended August 31,
	2013	2012	2011

Net acres under lease	2,263	-	19,717
Restricted shares of common stock	22,202	-	308,434
Value of restricted common stock (in thousands)	$91	$-	$308

Effective January 1, 2012, the Company commenced processing revenue distribution payments to all persons that own a mineral interest in the wells which it operates.  Payments to mineral interest owners included payments to entities controlled by three of the Company’s directors, Ed Holloway, William Scaff Jr, and George Seward.  The royalty payments made to directors or their affiliates totaled $304,000 for the year ended August 31, 2013 and $106,000 for the year ended August 31, 2012.

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION SUCH THAT THE COMPANY WOULD BE AUTHORIZED TO ISSUE 200,000,000 SHARES OF COMMON STOCK

The Company is presently authorized to issue 100,000,000 shares of common stock. As of February 28, 2014, the Company had 76,685,709 outstanding shares of common stock.  Approximately 12,400,000 additional shares could be issued upon the exercise of outstanding options and warrants or pursuant to the provisions of the 2011 Stock Bonus Plan, the 2011 Incentive Stock Option Plan, and the 2011 Non-qualified Stock Option Plan.

The Company believes is it is in the Company’s best interest to increase its authorized capital to 200,000,000 shares of common stock to:

•	allow the Company to raise additional capital through the sale of common stock or securities convertible into common stock, and

•	allow the Company to acquire oil and gas properties using shares of its common stock as full, or partial, consideration for the purchase price.

The amendment to the Articles of Incorporation, if adopted by the shareholders, would read as follows:

Article V.     Capital Structure.

Section 1.    Authorized Capital.  The total number of shares of all classes which the Corporation shall have authority to issue is 210,000,000 of which 10,000,000 shall be preferred shares, par value $.01 per share, and 200,000,000 shall be common shares, par value of $.001 per share, and the designations, preferences, limitations and relative rights of the shares of each class are as set forth below.

As of the date of this proxy statement, the Company did not have any definitive agreements, arrangements, plan, intentions or commitments, written or oral, with any person to sell or issue any additional shares of its common stock, whether for cash or otherwise, except for the Company’s obligation to issue common stock upon the exercise of outstanding options and warrants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected EKS&H LLLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending August 31, 2014.  EKS&H LLLP served as the Company’s independent registered public accounting firm for the fiscal years ended August 31, 2013 and 2012.  A representative of EKS&H LLLP is expected to be present at the shareholders’ meeting.

The following table shows the aggregate fees billed to the Company during the years ended August 31, 2013 and 2012 by EKS&H LLLP:

	Year Ended August 31,
	2013	2012

Audit Fees	$201,000	$210,000
Audit-Related Fees	$84,000	$7,000
Tax Fees	$65,000	$41,000
All Other Fees	$25,000	-

Audit fees represent amounts billed for professional services rendered for the audit of the Company’s annual financial statements and internal controls over financial reporting and the quarterly reviews of the financial statements included in the Company’s Form 10-Q reports for the fiscal year and all regulatory filings.  Audit-related fees represent amounts billed for reviewing the registration statement on Form S-3, auditing the financial statements of an acquired business, and reviews of other securities law filings, including amendments thereto.  Tax fees represent amounts billed for the preparation of federal and state income tax returns.  All other fees represent amounts billed for due diligence reviews of potential business acquisitions.  Before EKS&H LLLP was engaged by the Company to render audit or non-audit services, the engagement was approved by the Company’s audit committee.  The Company’s Board of Directors is of the opinion that the audit fees charged by EKS&H LLLP are consistent with EKS&H LLLP maintaining its independence from the Company.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the year ending August 31, 2013 will be sent to any shareholder of the Company upon request.  Requests for a copy of this report should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

SHAREHOLDER PROPOSALS

Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following the Company’s year ending August 31, 2014 must be received by the Secretary of the Company no later than November 1, 2014.

GENERAL

The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by the Company including any additional solicitation made by letter, telephone or telegraph.  Failure of a quorum to be present at the meeting will necessitate adjournment and will subject the Company to additional expense.  The Company’s annual report, including financial statements for the 2013 fiscal year, is included in this mailing.

The Company’s Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting.  However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

Please complete, sign and return the attached proxy promptly.

PROXY
SYNERGY RESOURCES CORPORATION
This Proxy is solicited by the Company’s Board of Directors

The undersigned shareholder of Synergy Resources Corporation acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held April 16, 2014, at 10:00 am. Mountain Time, at the Greeley Country Club, 4500 West 10th Street, Greeley, CO 80634 and hereby appoints Ed Holloway with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of shareholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof.  The above named Attorney and Proxy is instructed to vote all of the undersigned's shares as follows:

(1)	To elect the persons who shall constitute Synergy Resources Corporation’s Board of Directors for the ensuing year;

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Nominees:    Ed Holloway    William E. Scaff, Jr.    Rick A. Wilber     Raymond E. McElhaney     Bill M. Conrad     George Seward    R.W. Noffsinger III

(2)	To approve an amendment to the Company’s Articles of Incorporation increasing the amount of common stock the Company is authorized to issue from 100,000,000 shares to 200,000,000 shares;

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	To ratify the appointment of EKS&H LLLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2014;

☐ FOR	☐ AGAINST	☐ ABSTAIN

To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF ITEMS 2 AND 3.

Dated this ____ day of ____, 2014 (Signature) ________________________________ _________________________________________ Print Name

Please sign your name exactly as it appears on your stock certificate.  If shares are held jointly, each holder should sign.  Executors, trustees, and other fiduciaries should so indicate when signing.

Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

Vote your proxy by regular mail, internet, or phone to:
Vote Processing

Internet: www.cesvote.com

Phone: 1-888-693-8683

SYNERGY RESOURCES CORPORATION
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 16, 2014.

1.	This notice is not a form for voting.

2.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

3.	The Proxy Statement, Notice of Annual Meeting, Annual Report to Shareholders is available at http://www.viewproxy.com/syrginfo/2014.

The 2014 annual meeting of the Company’s shareholders will be held at the  Greeley Country Club, 4500 West 10th Street, Greeley, CO  80634 on April 16, 2014, at 10:00 am. Mountain Time, for the following purposes:

(1)	To elect the directors who shall constitute the Company’s Board of Directors for the ensuing year;

(2)	To approve an amendment to the Company’s Articles of Incorporation increasing the amount of common stock the Company is authorized to issue from 100,000,000 shares to 200,000,000 shares; and

(3)	to ratify the appointment of EKS&H LLLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2014;

to transact such other business as may properly come before the meeting.

    The Board of Directors recommends that shareholders vote FOR all nominees to the board of directors and proposals (2) and (3).

    February 28, 2014 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting.  Shareholders may cast one vote for each share held.

Shareholders may access the following documents at www.proxyvote.com:

•	Notice of the 2014 Annual Meeting of Shareholders
•	Company’s 2014 Proxy Statement;
•	Company’s Annual Report for the year ended August 31, 2013; and
•	Proxy Card

Shareholders may request a paper copy of the Proxy Materials and Proxy Card by calling (970) 737-1073 or by emailing the Company at proxy@syrginfo.com.

If you have a stock certificate registered in your name, or if you have a proxy from a shareholder of record on February 28, 2014, you can, if desired, attend the Annual Meeting and vote in person.  Shareholders can obtain directions to the 2014 annual shareholders’ meeting by contacting the Company by telephone at (970) 737-1073 or by email to proxy@syrginfo.com.

Please visit http://www.viewproxy.com/syrginfo/2014 to print and fill out the Proxy Card.  Complete and sign the proxy card and mail the Proxy Card by regular mail, email, or fax to:

Vote Processing

Internet: www.cesvote.com

Phone: 1-888-693-8683